UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                          September 20, 2008
            ------------------------------------------------
            Date of Report (Date of earliest event reported)

                                Con-way Inc.
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)

         Delaware               1-5046              94-1444798
         ----------             ------              ----------
        (State or other        (Commission         (IRS Employer
        jurisdiction of        File Number)        Identification
        incorporation or                              Number)
         organization)

       2855 Campus Drive, Suite 300, San Mateo, California 94403
      -----------------------------------------------------------
                (Address of principal executive offices)
                               (zip code)

          Registrant's telephone number, including area code:
                             (650) 378-5200


-----------------------------------------------------------------------
     (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.


(A)    EXECUTIVE SEVERANCE AGREEMENTS
       ------------------------------

The Company (or, in the case of Messrs. Bianco, Labrie and Schmidt, the Company subsidiary that employs the executive) is party to a severance agreement with each of the following executive officers, which agreements prescribe certain severance benefits to be provided to the executives in the event of a change in control (as defined in the agreements).

Douglas W. Stotlar      President and Chief Executive Officer
Stephen L. Bruffett     Senior Vice President and Chief Financial Officer
Jennifer W. Pileggi     Senior Vice President and General Counsel
Robert L. Bianco        Senior Vice President
John G. Labrie          Senior Vice President
Herbert J. Schmidt      Senior Vice President
Kevin C. Schick         Vice President - Operational Accounting

Under the terms of the agreements, each of the executives named above (other than Mr. Bruffett) is entitled to receive a severance payment equal to three times annual base salary and annual bonus, plus certain additional benefits, in the event of a qualifying termination of employment following a change in control. Mr. Bruffett is entitled to receive a severance payment equal to two times annual base salary and annual bonus, plus certain additional benefits, in the event of a qualifying termination of employment following a change in control. In addition, the agreements provide that the executives are entitled to receive tax gross-up payments from the Company or Company subsidiary, as applicable, to cover all excise taxes, if any, which are owed under Section 280G of the Internal Revenue Code as a result of the severance payments and benefits.

Each of the severance agreements described above is currently scheduled to terminate on December 31, 2009. However, each agreement also contains an "evergreen" provision that will automatically extend the term of the agreement for an additional year on January 1 of each year unless, not later than September 30 of the preceding year, the executive officer, on the one hand, or the Company or the Company subsidiary, on the other hand, gives written notice to the other party of an intention not to extend the term of the agreement. As a result, absent any such notice, on January 1, 2009 the term of each of the severance agreements described above would automatically be extended to December 31, 2010.

At a meeting held on September 20, 2008, the Compensation Committee of the Board of Directors of the Company authorized and directed the Company and the relevant Company subsidiaries to give the notices not to extend the terms of the severance agreements described above, and such notices have been sent to the executive officers. However, at the same meeting the Compensation Committee authorized the Company and Company subsidiaries to enter into new severance agreements with the executive officers named above. The new agreements will contain the same terms as the existing agreements, except as follows:

   (i) the new agreements will include restrictive covenants regarding confidential information, non-solicitation and non-disparagement; and
   (ii)the new agreements will provide for an automatic reduction in severance benefits to the executive, if (A) the benefits otherwise payable to the executive would be subject to an excise tax under
        Section 280G of the Internal Revenue Code, and (B) a reduction in benefits of 10% or less would result in the benefits no longer being subject to the 280G excise tax. In these circumstances, the benefits to the executive would be reduced to the extent necessary (but not by more than 10%) so that the benefits would not be subject to Section 280G excise tax.

The Company currently expects to provide new agreements to the executives for signature before the end of calendar year 2008.

In addition to the executives named above, approximately six Level 3 executives who currently have severance agreements which entitle them to receive severance payments equal to two times annual base salary and annual bonus, plus certain additional benefits, in the event of a qualifying termination of employment following a change in control, have received notice that the agreements will not be extended, and will be eligible to receive new severance agreements containing the terms described above.



(B)    EQUITY AWARDS TO STEPHEN L. BRUFFETT
       ------------------------------------

As disclosed in the Company's Report on Form 8-K filed on August 14, 2008, the Company's new Senior Vice President and Chief Financial Officer, Stephen
L. Bruffett, is to receive a one-time signing grant of (i) 7,000 shares of restricted stock that will vest in full upon the third anniversary of the date of grant, and (ii) 10,000 stock options that will vest in equal annual installments and have a 10-year term. At a meeting held on September 20, 2008, the Compensation Committee awarded these grants to Mr. Bruffett.



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Con-way Inc.
                        ------------
                        (Registrant)

September 25, 2008      /s/ Jennifer W. Pileggi
                        --------------------------
                        Jennifer W. Pileggi
                        Senior Vice President, General Counsel
                        and Corporate Secretary




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